Exhibit 10.81

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is by and between TeleTech Services Corporation, a Delaware corporation (the “Company”), a wholly owned subsidiary of TeleTech Holdings, Inc., a Delaware corporation (“TeleTech”), and Robert N. Jimenez (“Employee” or “Jimenez”), is executed to be effective as of the Start Date of employment (“Effective Date”).

1.                                    APPOINTMENT.

a.         The Company hereby employs Mr. Jimenez as Executive Vice President Customer Strategy Services to lead TeleTech Customer Strategy Services (“CSS”) business segment and enable it to deliver its business objectives, as established from time to time by the TeleTech board of directors (the “Board”). In this role, Mr. Jimenez will report to TeleTech Chief Executive Officer (“CEO”) and will become a member of the TeleTech executive leadership team. Employee hereby accepts such appointment with the Company to begin on April 20, 2015 (“Start Date”).

b.         Employee shall devote his full-time and best efforts to the performance of all duties contemplated by this Agreement and, as assigned to Employee from time to time by CEO. Unless otherwise specifically authorized in writing by TeleTech, Employee shall not engage in any other business activity, or otherwise be employed by any other company.  This shall not preclude the Employee from serving on boards of directors with TeleTech’s prior written approval.

c.         Employee acknowledges that, as part of his employment duties, the Employee may be required to perform services for, and serve as an officer and/or director of, TeleTech subsidiaries, affiliates and related entities, on behalf of and as requested by TeleTech; and Employee agrees to perform such duties diligently and without further compensation.  Although employed by the Company, a TeleTech subsidiary, the Employee as a member of TeleTech executive leadership team shall render services to TeleTech as necessary and desirable to protect and advance the best interests of TeleTech, acting, in all instances, in accordance with TeleTech’s Ethics Code and policies.

2.                                    COMPENSATION.

a.         Salary and Period Salary Review.  As of the Start Date, Employee’s base salary shall be $400,000 per year (“Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings.  The Employee’s Base Salary may be periodically reviewed and adjusted (but not reduced) in accordance with TeleTech standard procedures. Notwithstanding the foregoing, Base Salary may be reduced at TeleTech’s discretion, as part of a company-wide austerity measure or a compliance initiative that applies uniformly to all executives at the Employee’s level.

b.         Variable Incentive Plan (annual cash bonus).  Beginning in 2015, and annually thereafter, Employee will be eligible to participate in an annual performance based cash incentive program, currently referred to as TeleTech’s Variable Incentive Plan (“VIP”).  The Employee VIP opportunity shall be up to 200% of his Base Salary (i.e. $800,000), tied to the annual targets and goals of the business as set by the Compensation Committee of the Board and the CEO.  The Employee’s annual VIP awards will be based on a combination of: (1) TeleTech-wide business results; (2) CSS business segment specific results and business segment’s execution against strategy to deliver on a long-term plan to meet revenue and operating income goals; and (3) the Employee’s individual performance. 2015 VIP will be paid in the first quarter of 2016, after TeleTech’s annual results of operations have been determined; and shall be prorated based on the actual time the Employee worked for the Company in 2015.  Timing and schedule for post 2015 VIP awards is expected to be similar to 2015 VIP and is determined by the Compensation Committee annually.

3.                                    RESTRICTED STOCK UNITS (RSUS).

a.         Time-Based New Hire RSU Grant.  TeleTech shall grant to the Employee restricted stock units (“RSUs”) with a market value of $1,000,000, based on TeleTech stock fair market value at the time of the grant, subject to the approval of the Compensation Committee of the Board (“New Hire RSUs”).  The New Hire RSUs shall vest in accordance with the terms and conditions set forth in the Restricted Stock Unit Agreement, attached hereto as Exhibit A and incorporated herein by reference.  The New Hire RSUs shall vest in five (5) installments, with 40% of the grant vesting on the 2nd anniversary of the Start Date, and 20% each vesting on the 3rd, 4th, and 5th anniversaries of the Start Date, provided that the Employee continuous to be employed by the business on each of the vesting dates.

b.         Performance-Based RSU Grant.  Starting in 2016, the Employee will be eligible to receive additional RSU grants based on his performance against targets outlined in Exhibit B to this Agreement, attached hereto and incorporated by reference (“Performance-Based RSUs”).  The total Performance-Based RSU opportunity shall be up to $8,000,000, as further described in Exhibit B. The size of each Performance-Based RSU grant shall be contingent on the Employee’s performance against established CSS incremental operating income and non-CSS operating income “pull-through” targets for the prior fiscal year, as determined in 2016, 2017, 2018, and 2019 as further detailed in Exhibit B.  All Performance-Based RSU grants will vest on the first anniversary of each grant provided the Employee continues to be employed by the Company or otherwise employed in the business through another affiliate of TeleTech.

c.         Annual Equity Grants.  TeleTech employees at the Employee’s level participate in TeleTech annual Equity Grant program, designed to provide long term incentives for senior executives.  The Employee will become eligible for the annual Equity Grant program beginning in 2018, after the wind-down of the Performance-Based RSU opportunity outlined in paragraph 3(b) of this Agreement. Annual Equity Grants are based on TeleTech’s and the Employee’s performance against targets, as set by the Compensation Committee of the Board. TeleTech and Employee agree that notwithstanding the Employees eligibility for the annual Equity Grant, the parties may negotiate in good faith and agree to another multi-year performance-based RSU opportunity starting in 2018.

4.                                    BENEFITS.

a.            Health and Welfare Insurance and other benefits.  Employee and his dependents shall be eligible for coverage and may choose to enroll under TeleTech’s group medical, vision, and dental insurance and other insurance plans made available to the Company’s employees, beginning on the first of the calendar month after 30 days tenure with the Company (for clarification, the Employees eligibility for participation in these benefits will start on June 1, 2015, assuming the start date of April 20, 2015).

b.           Miscellaneous benefits.  Employee shall receive benefits generally applicable to the Company’s management employees that are from time to time in effect, such as the Company’s 401(k) and Deferred Compensation Plans.

c.   Paid Leave. Employee shall be eligible for have Paid Time Off (PTO) benefit pursuant to the TeleTech’s current PTO Policy (or any other vacation/sick policy then in effect).  Employee will also be paid for time off for certain holidays as set forth in Company’s current Company Holiday Policy.

5.                                    RELATIONSHIP BETWEEN THIS AGREEMENT AND OTHER COMPANY AGREEMENTS.

In the event of any direct conflict between any term of this Agreement and any TeleTech contract, policy, procedure, guideline or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control in regards to Employee’s employment.

6.                                    TERMINATION.

a.         Termination by Either Party.  Except as set forth in paragraphs 6(c), (e) and (f) below, upon 30 days written notice, either party may terminate the employment relationship.  Both parties may mutually agree to a shorter period.

b.         Termination by the Company Without Cause or for Good Reason.

Upon 30 days written notice, the Company, in its sole discretion, may terminate Employee’s employment without Cause or for Good Reason (as “Cause” and “Good Reason” are defined in paragraphs 6(g) and 6(h) respectively).  If Employee executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit C (attached hereto), releasing all legal claims except for those that cannot legally be released and Employee continues to comply with all terms of such separation agreement, and any other agreement signed by the Employee with the Company, the Company shall pay Employee severance compensation equal to twelve (12) months of Employee’s then-current Base Salary, payable monthly over a twelve (12) month period in accordance with TeleTech’s then current regular pay periods and policies, less legally required deductions and withholdings. Except as otherwise provided in Exhibit B, no other compensation or bonuses will be deemed “earned” and/or payable at or following termination.

If the Company terminates this Agreement without Cause or for Good Reason under this paragraph 6(b), pays Employee the compensation earned as of the termination date, and provides Employee severance compensation  in the amount and on the terms specified in this paragraph 6(b), the Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from the Company or TeleTech arising from or relating in whole or part to Employee’s employment with the Company and/or this Agreement. If the separation agreement and legal release referenced above are not signed within thirty (30) days from when the agreements are presented to the Employee, then the Employee waives his right to receive any severance compensation pursuant to this Agreement, even if Employee were to successfully litigate any claim against the Company.

c.         Termination by the Company For Cause.  The Company may terminate this Agreement with no notice for Cause, as that term is defined in paragraph 6(g), with the Company’s only obligation being the payment of any salary and compensation earned as of the date of termination, and any continuing obligations under the Company benefit plans then in effect, and without liability for severance compensation of any kind, including the base pay severance set forth in paragraph 6(b) above.  Notwithstanding the foregoing, the Company must provide the Employee with a written notice of Cause, describing fully the circumstances and allegations being made; and will provide the Employee with 30 calendar days to cure the circumstances of such Cause (assuming the reasons behind the Cause are capable of being cured) and, should the Cause be cured, will reinstate his employment with the Company.  It is understood and agreed that whether the satisfactory cure has been achieved is subject to the standard dispute resolution provisions of this Agreement.

d.         Termination by Employee. Except as provided in paragraph 6(b) in connection with termination for Good Reason, the Employee is not entitled to severance compensation if Employee terminates his own employment with Company with the exception of the terms set forth in paragraph 6(f).  Employee shall remain subject to the Company’s Confidentiality and Arbitration agreements, any other similar agreements executed shortly prior to, or during his employment, including without the limitation this Agreement, all of which survive termination of employment.

e.         Termination Upon Employee’s Death.  This Agreement shall terminate immediately upon Employee’s death.  Thereafter, the Company shall pay to Employee’s estate all compensation fully earned, and benefits fully vested as of the last date of Employee’s continuous, full-time active employment with the Company.  For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Employee continuously performed his job responsibilities on a regular, full-time basis consisting of at least 35 hours per week, and in the usual course of the Company’s business (“Continuous Full-Time Active Employment”).  In case of Employee’s death, the Company shall not be required to pay any form of severance or other compensation concerning or on account of Employee’s employment with the Company or the termination thereof.

f.          Termination Following Disability.  During the first ninety (90) calendar days after a mental or physical condition that renders Employee unable to perform the essential functions of his position with reasonable accommodation (the “Initial Disability Period”), Employee shall continue to receive his base salary pursuant to paragraph 2(a).  Thereafter, if Employee qualifies for benefits under the Company’s long term disability insurance plan (the “LTD Plan”), then Employee shall remain on leave for as long as Employee continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long Term Leave Period”).  The Long Term Leave Period shall begin on the first day following the end of the Initial Disability Period.  During the Long Term Leave Period, Employee shall be entitled to any benefits to which the LTD Plan entitles Employee, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the Long Term Leave Period Employee remains unable to perform the essential functions of his position, then the Company may terminate this Agreement and/or Employee’s employment. If the Company terminates this Agreement or Employee’s employment under this paragraph 6(f), the Company’s payment obligation to Employee shall be limited to all compensation fully earned, and benefits fully vested as of the last date of Employee’s Continuous, Full-Time Active Employment with the Company.

g.         Definition of “Cause”.  For purposes of this Agreement,  “Cause” shall have the following meaning:

(i)                                   Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct (as determined by a legal authority of a competent jurisdiction) ;

(ii)                                Other similar acts of willful misconduct of the Employee resulting in material adverse impact to the Company;

(iii)                             A material breach by the Employee of this Agreement;

(iv)                           Use of any controlled substance or use of alcohol, while in performance of one’s duties (except as part of a Company sponsored event);

(v)                              A breach of a fiduciary duty that results in a material adverse impact to the Company or in personal profit to the Employee (as determined by the Company based on its conflict of interest policies outlined in its Ethics Code);

(vi)                           Use of trade secrets or confidential information of the Company, other than in pursuit of  Company’s business;  or

(vii)                        Aiding a competitor of the Company.

h.         Definition of “Good Reason”.  For purposes of this Agreement, the Employee’s termination of his employment with the Company for “Good Reason” shall mean (i) TeleTech’s breach of its material obligations under this Agreement and any and all Exhibits hereto, and the failure of TeleTech to cure the circumstances of such breach within 30 calendar days of a written notice from the Employee; or (ii) a change in the Employee’s role or responsibilities that would materially impact his ability to effectively drive the performance of consulting business at TeleTech to enable him to delivery financial results necessary to create value and earn incentives reasonably anticipated in paragraph 3(b) and Exhibit B of this Agreement.  The term “Good Reason” does not refer to an ordinary course of business reorganization of TeleTech business segments where CSS is not a stand along segment, nor does it involve a change in the reporting relationship for the role, as long as the Employee has the scope of responsibilities necessary to drive operational and financial results for TeleTech’s consulting business.

7.         RELOCATION IS NOT REQUIRED.  The Company shall not require Employee to relocate until such time as is mutually agreed to by both Employee and the Company.

8.         TRAVEL REQUIRED.  Company agrees that Employee will be permitted to travel in business class for international travel exceeding 6 hours in duration.

9.         SUCCESSORS AND ASSIGNS.  The Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the merger, acquisition or other business combination that results in the divestiture or transfer of all or substantially all the assets of the Company. This Agreement shall bind, and inure to the benefit of the Company’s successors or assigns.  This Agreement is for personal services and the Employee shall not assign his rights or obligations hereunder.

10.       GOVERNING LAW AND DISPUTE RESOLUTION.

a.         Employee and the Company agree that in the event of any controversy or claim arising out of or relating to Employee’s employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially.  Each party may consult with counsel in connection with such negotiations.

b.         Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.

c.         Disputes.  The parties agree that any action arising from or relating in any way to this Agreement, shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.

In this regard, the Employee acknowledges and admits to all or a combination of several following substantial contacts with Colorado:  (i) the Employee is employed, provides services for or otherwise is affiliated with an legal entity headquartered in the state of Colorado; (ii) the Employee receives the compensation in a form of Employee checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (iii) the Employee regularly interacts with, contacts and is contacted by  other TeleTech employees and executives in Colorado; (iv) the Employee either routinely travels to or attends business meetings in Colorado; and (v) the Employee receives substantial compensation and benefits as a result of TeleTech being a corporation headquartered in and subject to the laws of Colorado.  Based on these and other contacts, the Employee acknowledges that he could reasonably be subject to the laws of Colorado.

d.         Attorney’s fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys’ fees incurred in connection with the action.

11.       Non-Disclosure, Non-Competition and Non-Solicitation.  Employee agrees to execute, simultaneously with the execution of this Agreement, the Company’s Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreement”), incorporated herein by reference as Exhibit D.   In addition to the provisions of the Confidentiality Agreement, the Employee in consideration of the employment opportunity and compensation provided hereunder, agrees and covenants during the term of his affiliation with the Company (as an employee or otherwise):

a.         Non-Compete Undertaking. For a period of twelve (12) months from separation from the Company, without TeleTech’s consent, not to work for or otherwise contribute his knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in the company), volunteer, intern or in any other similar capacity anywhere in the world to a business entity engaged in the customer experience and customer engagement business substantially similar to TeleTech’s, its subsidiaries and affiliates, including entities engaged in the full, or partial life cycle of customer strategy, analytics-driven, technology-enabled customer engagement management solutions from customer engagement strategy consulting, to technology and analytics driven customer acquisition to technology solution development and integration to business process outsourcing customer care (collectively, “TeleTech Business”).  This Non-Compete Undertaking shall apply throughout, and shall be limited by, the territory where the Employee performs services for the Company and TeleTech as provided in this Agreement.  For the avoidance of doubt, the term ‘performs services for’ shall not be limited to ‘works at’ or any other limitation delineating where the Employee performs the actual services, but instead shall related to the entire territory where the Company and TeleTech benefits and is reasonable to expect to benefit from the Employee’s services. Given the Employee’s role as the Executive Vice President for CSS business segment, and the world-wide reach of the CSS business, the territory for purposes of this Agreement shall be worldwide.

b.         Employee Non-Solicitation Undertaking. For a period of twenty four (24) months from separation from the Company, agrees not to solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates; and

c.         Client Non-Solicitation Undertaking. For a period of twenty four (24) months from separation from the Company, agrees not to solicit or interfere with business relationships between TeleTech and its current and prospective (currently actively pursued) clients of TeleTech or any of its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by TeleTech or any of its subsidiaries and affiliates.

d.         Consequences of Breach. If the Employee breaches any of the covenants and undertakings set forth in this paragraph 11:

(i)           All of the Employees unvested RSUs shall be immediately forfeited and neither TeleTech nor the Company shall have any further liabilities to the Employee pursuant to this Agreement, including without limitation no liability for any Performance-Based RSUs not yet granted or granted and unvested;

(ii)   The Employee and those who aid him in such breach shall be liable for all costs and business loses including any damages and out of pocket expenses associated with or resulting from such breach; and

(iii) The Employee hereby consents and agrees that the Company and TeleTech shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12.       IRSC Section 409A.

a.         Interpretation.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (“Section 409A”).

b.         Separation from Service; Separate Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, all references to Employee’s “termination of employment” shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Employee shall not be considered to have had a termination of employment unless such termination constitutes a “separation from service” with respect to Employee.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

c.         Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of Employee’s “separation from service”, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to Employee in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of a six-month period from the date of Employee’s “separation from service,” or (ii) Employee’s death.  To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.

d.         Reimbursements.  With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expenses were incurred.

e.         Cooperation.  If the parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to Employee under this Agreement.  If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

13.       Miscellaneous.

a.         Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

b.         Modification of Agreement.  This Agreement or any other term or condition of employment shall not be modified by word or deed, except in writing signed by the Employee and the Executive Vice President, Chief Administrative Officer or Chief Executive Officer for TeleTech.

c.         Waiver.  No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

d.         Construction.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

e.         Employee’s Representations and Warranties.  Employee represents and warrants, to the best of his knowledge, that the Employee is not a party to any employment, non-competition or other agreement or restriction which could interfere with the Employee’s employment with the Company or Employee’s or the Company’s or TeleTech’s rights and obligations hereunder, and that Employee’s acceptance of employment with the Company and the performance of Employee’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Employee is a party or any duty owed by Employee to any other person.

f.          Counterparts, Telecopies and PDFs.  This Agreement may be executed in counterparts, or by copies transmitted by pdf or telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.

g.         Return and/or Forfeiture of Compensation and Equity Grants.  Notwithstanding any other provision in this Agreement or in the related RSU agreements, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or of any applicable laws, rules or regulations promulgated by the US Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of TeleTech trade, from time to time, and in the event any bonus payment, stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of TeleTech, then any payments made or equity awards granted (and equity received pursuant to these awards) shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.  This paragraph 13(g) shall survive any expiration or termination of this Agreement for any reason.

h.         Controlling Provisions.  The employment arrangement contemplated by this Agreement includes other related documents in addition to this Employment Agreement, some of which are TeleTech and the Company standard documents not otherwise tailored to this transaction.  To the extent any provisions of these related agreements contradict the clear provisions and terms of this Employment Agreement, the provisions of this Agreement shall be controlling.

Employee acknowledges and agrees: that he understands this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to consult concerning this Agreement with legal counsel of his own choosing, and has had a full and fair opportunity to do so.

Employee:		TeleTech Services Corporation:

By:		By:
	Robert N. Jimenez		Regina M. Paolillo. Chief Financial & Administrative Officer

Date:		Date: